Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 27, 2022, with respect to the consolidated financial statements of 23andMe Holding Co. and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

February 6, 2023